Exhibit 99.1

Scripps reports second-quarter 2019 results
(Note: The acquisition of 15 television stations from Cordillera Communications occurred on May 1, 2019. Results for the Local Media division are presented below both as reported and on an adjusted combined basis as though the stations acquired from Cordillera and Raycom had closed Jan. 1, 2018.)

August 9, 2019

CINCINNATI - The E.W. Scripps Company (NASDAQ: SSP) today reported operating results for the second quarter of 2019. Unless otherwise indicated, all operating results comparisons are to the Scripps historical results for the second quarter of 2018.

Total revenue was $337 million compared to $283 million in second-quarter 2018.

Loss from continuing operations was $400,000 or 1 cent per share. Pre-tax costs for the current quarter included $2.8 million of acquisition and related integration costs and $1 million of restructuring charges that increased the loss by $2.8 million, net of taxes, or 3 cents per share. In the prior-year quarter, income from continuing operations was $8.7 million or 10 cents per share. The 2018 quarter included $2.3 million of restructuring costs that decreased income from continuing operations by $1.7 million or 2 cents per share.

Business highlights

•	On May 1, Scripps closed on the acquisition of 15 high-ranking television stations in 10 markets owned by Cordillera Communications.

•
The company has announced the acquisition of eight television stations in seven markets being divested by Nexstar in its transaction with Tribune Media. That deal is expected to close in the third quarter, making Scripps the fourth-largest independent local broadcaster, with 60 television stations in 42 markets reaching 31% of U.S. television households.

•
On July 26, Scripps completed a $500 million offering of new senior notes to finance its Nexstar/Tribune acquisition. The notes were priced at 5.875% and are due in 2027. The company upsized the initial offering by $100 million, which will be used to repay outstanding amounts under the company’s revolving credit facility.

•	Local Media core advertising revenue, on an adjusted combined basis, rose 1% in the second quarter, factoring out incremental benefit from the Cleveland Cavaliers’ NBA Finals appearance in 2018.

•
National Media division revenue increased 44 percent to $98.5 million, including $10 million from Triton, which was acquired Nov. 30. Katz Networks, Stitcher and Newsy all exceeded expectations for revenue growth, driving National Media segment profit to reach $6.6 million.

•	Katz’ newest network, the iconic trial coverage and true-crime journalism-focused Court TV, now expects to be distributed to more than 90% of U.S. television households by year end.

Commenting on the business highlights, Scripps President and CEO Adam Symson said:

“We were very pleased to deliver stronger-than-expected financial results in the second quarter, including higher company segment profit and better earnings per share. Improving our short-term operating results has been one of our highest priorities over the last two years, and we have steadily executed on our plan.

“Also instrumental to our short-term performance improvement plan is our aggressive pursuit of a clearly articulated M&A strategy that will help us build a more powerful and durable portfolio of television stations. With the transactions we have announced or completed in the last seven months, we will emerge as the fourth-largest independent local broadcaster, enhancing our financial durability and vastly improving cash flow generation.

“We soon will have 26 television stations in the top 50 markets as well as tremendous geographic diversity, giving us a strong and varied economic base. We added more highly-ranked stations as well as second stations in more of our markets. We positioned ourselves to take further advantage of our expertise in political advertising by forming one of the strongest TV station footprints. We also repositioned ourselves just ahead of renegotiating retransmission household rates for about 50 percent of our cable and satellite households over the next year. With the close of the Nexstar divested stations, we will have accomplished what we set out to do.

“We were extremely pleased with the terms of our financing vehicles for these acquisitions. Both saw strong demand that drove an attractive interest rate for us and allowed us to upsize the facilities. Our highest priority is now on paying down debt - which we expect to be greatly aided by 2020 cash flow - to quickly return to our more typical historical levels of company leverage.

“In our National Media businesses, we have been pleased with the sustained robust revenue growth. Katz, Stitcher and Newsy in particular delivered second-quarter growth that helped drive the segment’s profitability well beyond our expectations.

“Looking to the back half of the year, our focus remains on producing strong financial results and aggressively executing our strategies to build long-term value across our many consumer media platforms while also improving our near-term operating performance.”

Second-quarter operating results
Revenue was $337 million, an increase of 19% or $54 million from the prior-year quarter. That includes revenue from Triton, acquired Nov. 30, 2018, of $9.9 million, and revenues from the television stations acquired from Raycom Media, effective Jan. 1, and from Cordillera Communications, effective May 1, totaling $31.3 million.

Costs and expenses for segments, shared services and corporate were $291 million, up from $243 million in the year-ago period, reflecting the impact of the acquisitions, higher network programming fees and continued investment in programming at the Katz networks and Stitcher.

Second-quarter 2019 results by segment compared to prior-period amounts were:

Local Media - As Reported Basis
Revenue from Local Media was $237 million, up 11% from the prior-year quarter.

Retransmission revenue increased 24% to $91.5 million.

Core advertising increased 15% to $140 million due to the impact of the television stations acquired from Raycom and Cordillera. Political revenues declined $13 million during this non-election year.

Total segment expenses increased 14% to $182 million, primarily driven by increases in programming fees tied to network affiliation agreements and the impact of the television stations acquired from Raycom and Cordillera.

Segment profit was $54.3 million, compared to $53.4 million in the year-ago quarter.

Local Media - Adjusted Combined Basis
In order to provide more meaningful year-over-year comparisons, we are providing non-GAAP supplemental information for certain revenues and expenses for the prior-year periods on an adjusted combined basis.

The adjusted combined revenue and expense information illustrates what the historical results of Scripps would have been, given the assumptions outlined in the supplemental materials and had the transactions been effective at the beginning of 2018. Refer to the “Supplemental Information” section that begins on page E-7 of the attached tables.

Adjusted combined revenue from Local Media was $249 million, down 4.3% from the prior-year quarter.

The decrease in revenue on an adjusted combined basis was driven by a $19 million decline in political advertising during this non-election year. This was partially offset by an increase in retransmission revenue of 10%. Core advertising was down slightly from the prior-year quarter but up 1% factoring out the incremental revenue of the Cleveland Cavaliers’ 2018 NBA Finals appearance.

Total segment expenses on an adjusted combined basis increased slightly to $191 million, primarily driven by increases in programming fees tied to network affiliation agreements offset by a decline in other expenses.

Adjusted combined segment profit was $57.5 million, compared to $71 million in the year-ago quarter.

National Media - As Reported Basis
Revenue from National Media was $98.5 million, up from $68.2 million in the prior-year period.

Expenses for National Media were $91.9 million, up from $66.2 million in the prior-year period. The increase was driven by the acquisition of Triton, which was completed in the fourth quarter of 2018, as well as investments in the Katz networks, Stitcher and Newsy.

Segment profit was $6.6 million, compared to $2 million in the 2018 quarter.

Financial condition
On June 30, cash and cash equivalents totaled $56.5 million and cash restricted for pending acquisition totaled $240 million, while total debt was $1.58 billion.

No shares were repurchased during the second quarter of 2019. The company made dividend payments totaling $8 million during the first half of the year.

On July 26, our wholly-owned subsidiary, Scripps Escrow, Inc., issued $500 million of senior unsecured notes that mature on July 15, 2027.

Year-to-date operating results
The following comparisons are for the period ending June 30, 2019:

In 2019, revenue was $630 million, which compares to revenue of $538 million in 2018. The 2019 period includes revenue from Triton, acquired Nov. 30, 2018, of $20.4 million, and revenues from the television stations acquired from Raycom Media, effective Jan. 1, and from Cordillera Communications, effective May 1, totaling $36.9 million.

Costs and expenses for segments, shared services and corporate were $561 million, up from $478 million in the year-ago period, reflecting the impact of the acquisitions, higher network programming fees and investment in programming at the Katz networks and Stitcher.

Loss from continuing operations was $7.2 million or 9 cents per share. Pre-tax costs for 2019 included $6.3 million of acquisition and related integration costs and $1.9 million of restructuring charges. In the prior-year period, income from continuing operations attributable to shareholders of the company was $717,000 or 1 cent per share. Pre-tax activity in the 2018 period included $6.1 million of restructuring costs.

Looking ahead
Comparisons are to the same periods of 2018.

Third-quarter 2019
Local Media revenue (pro forma)	Down low-to-mid teens
Retransmission revenue (pro forma)	Up mid single digits
Local Media expense (pro forma)	Up low single digits
National Media revenue	Mid $90 million range
National Media expense	Low-to-mid $90 million range
Shared services and corporate	About $13 million
Interest expense	About $26 million
Pension expense	About $2 million
Capex (excluding repack)	Low-to-mid-teens millions
Depreciation	About $10 million
Amortization	About $11 million

Conference call
The senior management of The E.W. Scripps Company will discuss the company’s second-quarter results during a telephone conference call at 9:30 a.m. Eastern today. To access the live webcast, visit http://ir.scripps.com and find the link under “upcoming events.”

To access the conference call by telephone, dial (800) 230-1059 (U.S.) or (612) 234-9960 (international) approximately five minutes before the start of the call. Investors and analysts will need the name of the call (“Scripps earnings call”) to be granted access. Callers also will be asked to provide their name and company affiliation. The public is granted access to the conference call on a listen-only basis.

A replay line will be open from 11:30 a.m. Eastern time Aug. 9 until 11:59 p.m. Aug. 16. The domestic number to access the replay is (800) 475-6701 and the international number is (320) 365-3844. The access code for both numbers is 469813.

A replay of the conference call will be archived and available online for an extended period of time following the call. To access the audio replay, visit http://ir.scripps.com approximately four hours after the call, and the link can be found on that page under “audio/video links.”

Forward-looking statements
This document contains certain forward-looking statements related to the company’s businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. Such forward-looking statements are made as of the date of this document and should be evaluated with the understanding of their inherent uncertainty. A detailed discussion of principal risks and uncertainties that may cause actual results and events to differ materially from such forward-looking statements is included in the company’s Form 10-K on file with the SEC in the section titled “Risk Factors.” The company undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date the statement is made.

About Scripps
The E.W. Scripps Company (NASDAQ: SSP) serves audiences and businesses through a growing portfolio of local and national media brands. With 52 television stations in 36 markets, Scripps is the nation’s fourth-largest independent TV station owner. Scripps runs a collection of national journalism and content businesses, including Newsy, the next-generation national news network; podcast industry leader Stitcher; the fast-growing national broadcast networks Bounce, Grit, Escape, Laff and Court TV; and Triton, the global leader in digital audio technology and measurement services. Scripps runs an award-winning investigative reporting newsroom in Washington, D.C., and is the longtime steward of the Scripps National Spelling Bee. Founded in 1878, Scripps has held for decades to the motto, “Give light and the people will find their own way.”

Investor contact:
Carolyn Micheli, The E.W. Scripps Company, 513-977-3732, Carolyn.micheli@scripps.com

Media contact:
Kari Wethington, The E.W. Scripps Company, 513-977-3763, Kari.wethington@scripps.com

THE E.W. SCRIPPS COMPANY
RESULTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share data)	2019	2018	2019	2018

Operating revenues	$337,495	$283,395	$629,658	$537,586
Segment, shared services and corporate expenses	(291,197)	(243,280)	(560,837)	(478,155)
Acquisition and related integration costs	(2,788)	—	(6,268)	—
Restructuring costs	(957)	(2,330)	(1,895)	(6,137)
Depreciation and amortization of intangible assets	(20,237)	(15,382)	(38,029)	(30,802)
Gains (losses), net on disposal of property and equipment	(144)	66	(317)	(651)
Operating expenses	(315,323)	(260,926)	(607,346)	(515,745)
Operating income	22,172	22,469	22,312	21,841
Interest expense	(18,023)	(9,279)	(26,939)	(18,038)
Defined benefit pension plan expense	(1,564)	(1,389)	(3,136)	(2,777)
Miscellaneous, net	369	(156)	(431)	11
Income (loss) from continuing operations before income taxes	2,954	11,645	(8,194)	1,037
(Provision) benefit for income taxes	(3,320)	(2,983)	1,014	(952)
Income (loss) from continuing operations, net of tax	(366)	8,662	(7,180)	85
Loss from discontinued operations, net of tax	—	(2,942)	—	(21,446)
Net income (loss)	(366)	5,720	(7,180)	(21,361)
Loss attributable to noncontrolling interest	—	—	—	(632)
Net income (loss) attributable to shareholders of The E.W. Scripps Company	$(366)	$5,720	$(7,180)	$(20,729)

Net income (loss) per diluted share of common stock attributable to the shareholders of The E.W. Scripps Company:
Income (loss) from continuing operations	$(0.01)	$0.10	$(0.09)	$0.01
Loss from discontinued operations	—	(0.04)	—	(0.26)
Income (loss) per diluted share of common stock attributable to the shareholders of The E.W. Scripps Company	$(0.01)	$0.06	$(0.09)	$(0.25)

Weighted average diluted shares outstanding	80,822	81,852	80,748	81,604
See notes to results of operations.
Net income per share amounts may not foot since each is calculated independently.

Notes to Results of Operations
1. SEGMENT INFORMATION
We determine our business segments based upon our management and internal reporting structures, as well as the basis that our chief operating decision maker makes resource allocation decisions. We report our financial performance based on the following segments: Local Media, National Media, Other.
Our Local Media segment includes our local broadcast stations and their related digital operations. It is comprised of eighteen ABC affiliates, eleven NBC affiliates, seven CBS affiliates, two FOX affiliates, two MyNetworkTV affiliates, one CW affiliate, two independent stations and nine additional low power stations. Our Local Media segment earns revenue primarily from the sale of advertising to local, national and political advertisers and retransmission fees received from cable operators, telecommunications companies and satellite carriers. We also receive retransmission fees from over-the-top virtual MVPDs such as YouTubeTV, DirectTV Now and Sony Vue.

Our National Media segment includes our collection of national brands. Our national brands include Katz, Stitcher and its advertising network Midroll Media (Midroll), Newsy, Triton and other national brands. These operations earn revenue primarily through the sale of advertising.

We allocate a portion of certain corporate costs and expenses, including information technology, certain employee benefits and shared services, to our business segments. The allocations are generally amounts agreed upon by management, which may differ from an arms-length amount.

Our chief operating decision maker evaluates the operating performance of our business segments and makes decisions about the allocation of resources to our business segments using a measure called segment profit. Segment profit excludes interest, defined benefit pension plan expense, income taxes, depreciation and amortization, impairment charges, divested operating units, restructuring activities, investment results and certain other items that are included in net income (loss) determined in accordance with accounting principles generally accepted in the United States of America.

Information regarding the operating results of our business segments is as follows:

	Three Months Ended June 30,			Six Months Ended June 30,
(in thousands)	2019	2018	Change	2019	2018	Change

Segment operating revenues:
Local Media	$236,715	$213,248	11.0%	$440,102	$405,307	8.6%
National Media	98,506	68,226	44.4%	185,823	128,947	44.1%
Other	2,274	1,921	18.4%	3,733	3,332	12.0%
Total operating revenues	$337,495	$283,395	19.1%	$629,658	$537,586	17.1%

Segment profit (loss):
Local Media	$54,329	$53,368	1.8%	$88,502	$84,987	4.1%
National Media	6,573	2,037		11,514	4,072
Other	(1,485)	(1,643)	(9.6)%	(1,918)	(1,894)	1.3%
Shared services and corporate	(13,119)	(13,647)	(3.9)%	(29,277)	(27,734)	5.6%
Acquisition and related integration costs	(2,788)	—		(6,268)	—
Restructuring costs	(957)	(2,330)		(1,895)	(6,137)
Depreciation and amortization of intangible assets	(20,237)	(15,382)		(38,029)	(30,802)
Gains (losses), net on disposal of property and equipment	(144)	66		(317)	(651)
Interest expense	(18,023)	(9,279)		(26,939)	(18,038)
Defined benefit pension plan expense	(1,564)	(1,389)		(3,136)	(2,777)
Miscellaneous, net	369	(156)		(431)	11
Income (loss) from continuing operations before income taxes	$2,954	$11,645		$(8,194)	$1,037

Operating results for our Local Media segment were as follows:

	Three Months Ended June 30,			Six Months Ended June 30,
(in thousands)	2019	2018	Change	2019	2018	Change

Segment operating revenues:
Core advertising	$139,738	$121,315	15.2%	$253,142	$237,325	6.7%
Political	2,115	14,882		2,995	17,466
Retransmission	91,464	74,006	23.6%	176,841	144,797	22.1%
Other	3,398	3,045	11.6%	7,124	5,719	24.6%
Total operating revenues	236,715	213,248	11.0%	440,102	405,307	8.6%
Segment costs and expenses:
Employee compensation and benefits	82,790	71,388	16.0%	157,701	145,570	8.3%
Programming	61,756	53,343	15.8%	122,473	106,488	15.0%
Other expenses	37,840	35,149	7.7%	71,426	68,262	4.6%
Total costs and expenses	182,386	159,880	14.1%	351,600	320,320	9.8%
Segment profit	$54,329	$53,368	1.8%	$88,502	$84,987	4.1%
Operating results for our National Media segment were as follows:

	Three Months Ended June 30,			Six Months Ended June 30,
(in thousands)	2019	2018	Change	2019	2018	Change

Segment operating revenues:
Katz	$56,505	$46,997	20.2%	$106,900	$89,647	19.2%
Stitcher	17,067	9,970	71.2%	32,171	20,955	53.5%
Newsy	11,395	6,006	89.7%	19,773	9,663
Triton	9,902	—		20,364	—
Other	3,637	5,253	(30.8)%	6,615	8,682	(23.8)%
Total operating revenues	98,506	68,226	44.4%	185,823	128,947	44.1%
Segment costs and expenses:
Employee compensation and benefits	21,509	13,675	57.3%	42,034	26,394	59.3%
Programming	41,114	31,084	32.3%	78,532	61,302	28.1%
Other expenses	29,310	21,430	36.8%	53,743	37,179	44.6%
Total costs and expenses	91,933	66,189	38.9%	174,309	124,875	39.6%
Segment profit	$6,573	$2,037		$11,514	$4,072

2. CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)	As of June 30, 2019	As of December 31, 2018

ASSETS
Current assets:
Cash and cash equivalents	$56,514	$107,114
Cash restricted for pending acquisition	240,000	—
Other current assets	424,610	363,903
Total current assets	721,124	471,017
Investments	7,688	7,162
Property and equipment	315,288	237,927
Operating lease right-of-use assets	46,580	—
Goodwill	1,111,247	834,013
Other intangible assets	724,792	478,953
Programming (less current portion)	93,902	75,333
Deferred income taxes	8,557	9,141
Miscellaneous	18,547	16,515
TOTAL ASSETS	$3,047,725	$2,130,061

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$43,648	$26,919
Unearned revenue	6,522	11,459
Current portion of long-term debt	10,650	3,000
Accrued expenses and other current liabilities	157,778	156,681
Total current liabilities	218,598	198,059
Long-term debt (less current portion)	1,537,849	685,764
Other liabilities (less current portion)	374,625	320,073
Total equity	916,653	926,165
TOTAL LIABILITIES AND EQUITY	$3,047,725	$2,130,061

3. EARNINGS PER SHARE (“EPS”)

Unvested awards of share-based payments with rights to receive dividends or dividend equivalents, such as our RSUs, are considered participating securities for purposes of calculating EPS. Under the two-class method, we allocate a portion of net income to these participating securities and, therefore, exclude that income from the calculation of EPS for common stock. We do not allocate losses to the participating securities.

The following table presents information about basic and diluted weighted-average shares outstanding:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2019	2018	2019	2018

Numerator (for basic and diluted earnings per share)
Income (loss) from continuing operations, net of tax	$(366)	$8,662	$(7,180)	$85
Loss attributable to noncontrolling interest	—	—	—	632
Less income allocated to RSUs	—	(153)	—	(13)
Numerator for basic and diluted earnings per share from continuing operations attributable to the shareholders of The E.W. Scripps Company	$(366)	$8,509	$(7,180)	$704
Denominator
Basic weighted-average shares outstanding	80,822	81,824	80,748	81,535
Effective of dilutive securities:
Stock options and restricted stock units	—	28	—	69
Diluted weighted-average shares outstanding	80,822	81,852	80,748	81,604

ADJUSTED COMBINED SUPPLEMENTAL INFORMATION

Due to the effect that the 2019 television station acquisitions have on our Local Media segment, and to provide meaningful period over period comparisons, we are providing this supplemental non-GAAP (Generally Accepted Accounting Principles) information to present certain financial results on an adjusted combined basis. The adjusted combined financial results have been compiled by adding, as of the earliest period presented, the acquired Waco, Texas; Tallahassee, Florida; and Cordillera television stations’ historical revenue, employee compensation and benefits, programming and other expenses to Scripps’ historical revenue, employee compensation and benefits, programming and other expenses captions historically reported within our Local Media segment. These historical results are adjusted for certain intercompany adjustments and other impacts that would result from the companies operating under the ownership of Scripps.

Management uses the adjusted combined non-GAAP supplemental information for purposes of evaluating the performance of the Local Media segment. The company therefore believes that the non-GAAP measure presented provides useful information to investors by allowing them to view the company’s businesses through the eyes of management, facilitating comparison of Local Media results across historical periods and providing a focus on the underlying ongoing operating performance of the segment.

The company uses the adjusted combined non-GAAP supplemental information to supplement the financial information presented on Scripps GAAP historical basis. This non-GAAP supplemental information is not to be considered in isolation from, or as a substitute for, the related GAAP measures, and should be read only in conjunction with financial information presented on a GAAP basis.

The adjusted combined financial results contained in the following supplemental information is for informational purposes only. These results do not necessarily reflect what the historical results of Scripps would have been if the acquisitions of the Waco, Tallahassee and Cordillera broadcast operations had occurred on January 1, 2018. Nor is this information necessarily indicative of the future results of operations of the combined entities.

The adjusted combined financial information is not pro forma information prepared in accordance with Article 11 of SEC regulation S-X, and the preparation of information in accordance with Article 11 would result in a significantly different presentation.

Local Media adjusted combined segment profit

	Three Months Ended June 30,			Six Months Ended June 30,
(in thousands)	2019	2018	Change	2019	2018	Change

Segment operating revenues:
Core advertising	$147,978	$148,188	(0.1)%	$284,640	$291,210	(2.3)%
Political	2,343	21,678		3,455	24,815
Retransmission	94,973	86,748	9.5%	191,019	170,120	12.3%
Other	3,539	3,504	1.0%	7,753	6,690	15.9%
Total operating revenues	248,833	260,118	(4.3)%	486,867	492,835	(1.2)%
Segment costs and expenses:
Employee compensation and benefits	87,336	85,660	2.0%	175,199	174,158	0.6%
Programming	64,348	61,815	4.1%	133,076	123,639	7.6%
Other expenses	39,603	41,670	(5.0)%	77,781	80,620	(3.5)%
Total costs and expenses	191,287	189,145	1.1%	386,056	378,417	2.0%
Segment profit	$57,546	$70,973	(18.9)%	$100,811	$114,418	(11.9)%
Non-GAAP reconciliation

Below is a reconciliation of Scripps historical reported revenue and segment profit for its Local Media segment to the adjusted combined revenue and adjusted combined segment profit for the Local Media segment with the 2019 television station acquisitions.

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2019	2018	2019	2018

Local Media operating revenues, as reported	$236,715	$213,248	$440,102	$405,307
Waco/Tallahassee TV stations acquisition	—	6,174	—	12,242
Cordillera TV stations acquisition	12,396	41,283	47,876	76,449
Other revenue adjustments (1)	(278)	(587)	(1,111)	(1,163)
Local Media adjusted combined operating revenues	$248,833	$260,118	$486,867	$492,835

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2019	2018	2019	2018

Local Media segment profit, as reported	$54,329	$53,368	$88,502	$84,987
Waco/Tallahassee TV stations acquisition	—	1,905	—	3,675
Cordillera TV stations acquisition	2,828	14,287	10,753	22,919
Other revenue adjustments (1)	(278)	(587)	(1,111)	(1,163)
Acquisition synergies	667	2,000	2,667	4,000
Local Media adjusted combined segment profit	$57,546	$70,973	$100,811	$114,418

(1) Primarily reflects reduced retransmission revenue from CW affiliates under Scripps retransmission agreements in effect during each period.